Exhibit 10.1

2

SECOND AMENDMENT TO FORBEARANCE AGREEMENT
AND OTHER LOAN DOCUMENTS

THIS SECOND AMENDMENT TO FORBEARANCE AGREEMENT AND OTHER LOAN DOCUMENTS (the “Amendment”) is made and entered into effective as of the 29th day of May, 2020 (the “Effective Date”), upon the date of the full execution hereof (the “Execution Date”), by and among:
(a)    CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (the “US Borrower”);
(b)    HORIZON PLASTICS INTERNATIONAL INC., f/k/a 1137925 B.C. Ltd., a corporation incorporated under the laws of British Columbia, Canada (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers” and individually, each a “Borrower”);
(c)     the Lenders (collectively, the “Lenders” and individually, each a “Lender”) as defined in the Credit Agreement (hereafter defined), currently including KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”); THE HUNTINGTON NATIONAL BANK, national banking association (“Huntington”); and THE TORONTO-DOMINION BANK, a Canadian national bank (“Toronto-Dominion”);
(d)    KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under the Credit Agreement (the “Administrative Agent”); and
(e)    CORE COMPOSITES CORPORATION, a Delaware corporation; CORE AUTOMOTIVE TECHNOLOGIES LLC, a Delaware limited liability company; and CORE COMPOSITES CINCINNATI, LLC, a Delaware limited liability company (collectively, the “Domestic Subsidiaries” and together with the US Borrower, the “Guarantors” and individually, each a “Guarantor”).
R E C I T A L S:
A.The US Borrower, Canadian Borrower, Administrative Agent and Lenders are parties to an Amended and Restated Credit Agreement dated as of January 16, 2018, as subject to a First Amendment Agreement dated as of March 14, 2019, and as subject to further amendment pursuant to the Existing Forbearance Agreement (hereafter defined) (collectively, the “Credit Agreement”). The Borrowers, Lenders, Administrative Agent and Guarantors are parties to a Forbearance Agreement dated effective as of November 22, 2019 (the “Original Forbearance Agreement”) and an Amendment to Forbearance Agreement and Other Loan Documents (the "First Amendment") dated effective as of March 13, 2020, which Original Forbearance Agreement as amended by the First Amendment (herein referred to as the “Existing Forbearance Agreement”) amends the Credit Agreement and other Loan Documents. The applicable forbearance period pursuant to the Existing Forbearance Agreement continues through May 29, 2020. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Existing Forbearance Agreement or, if not defined therein, the Credit Agreement. The Credit Agreement amends and restates and supersedes the Original Credit Agreement.
B.In connection with the Credit Agreement, the Lenders extended (i) a Revolving Credit Commitment to the Borrowers in respect of all Revolving Loans (including a US Revolving Loan or a Canadian Revolving Loan), Swing Loans and obligations as to Letters of Credit (collectively, the “Revolver”), (ii) a US Term Loan Commitment to the US Borrower in respect of the US Term Loan, and (iii) a Canadian Term Loan Commitment to the Canadian Borrower in respect of the Canadian Term Loan. (The US Term

Loan and the Canadian Term Loan shall be referred to herein as the "Term Loans".) The Revolver (in the original and a current commitment amount up to $40,000,000, subject to an availability block), the US Term Loan to the US Borrower (in the original commitment amount of $32,000,000) and the Canadian Term Loan to the Canadian Borrower (in the original commitment amount of $13,000,000), are in the current principal amounts as of May 26, 2020 of $2,929,342.00, $26,400,000.00 and $10,725,000.00, respectfully, and shall be referred to collectively herein, together with all other loans pursuant to the Loan Documents, As defined in the Credit Agreement and also including all loan documents in respect of the Original Credit Agreement. as the “Loans.”
C.The Loans are evidenced and secured by the Loan Documents (as defined in the Credit Agreement), including the Notes and Security Documents and each Guaranty of Payment and Guaranty of Payment Joinder, and all loan documents in respect of the Original Credit Agreement, among other documentation, without limitation, evidencing, acting as security for, or executed in connection with the Loans, including but not limited to the Existing Forbearance Agreement as amended by this Amendment (collectively, the “Loan Documents”).
D.The Borrowers, Guarantors, Administrative Agent and Lenders hereby acknowledge and confirm:
(i)    that the following events of default (the "Existing Defaults") have occurred and are continuing pursuant to the Loan Documents:
The Borrowers failed to maintain (a) the required Fixed Charge Coverage Ratio pursuant to Section 5.7(b) of the Credit Agreement for the fiscal quarters of the US Borrower ended September 30, 2019, December 31, 2019 and March 31, 2020, and (b) the Leverage Ratio pursuant to Section 5.7(a) of the Credit Agreement for the fiscal quarters of the US Borrower ended December 31, 2019 and March 31, 2020, and such covenant violations constitute Events of Default pursuant to Section 7.2 of the Credit Agreement, Section 16 of the Amended Security Agreement and Section 22 of each of the Mortgages, without limitation as to other resulting defaults pursuant to the Loan Documents not acknowledged hereby; and
The Borrowers failed to obtain a written commitment from involved parties and/or lenders providing the basis for implementation of a new capital structure, on or before (a) February 14, 2020 as required pursuant to Section 4(b)(vi) of the Original Forbearance Agreement, and (b) May 15, 2020 as required pursuant to Section (4)(b)(ii) of the Existing Forbearance Agreement, without limitation as to related defaults.
(ii)    that further defaults under Section 5.7, parts (a) and (b), of the Credit Agreement dealing with the Leverage Ratio and the Fixed Charge Coverage Ratio (collectively, the “Specified Potential Defaults”) may occur with respect to the June 30, 2020 measurement date.
The Administrative Agent and Lenders reserve all rights and remedies in respect of the Existing Defaults and any Specified Potential Defaults, including but not limited to the establishment of a “Cash Collateral Account” as defined in and pursuant to the Amended Security Agreement and the Canadian Security Agreement.
E.As of May 26, 2020, the total principal amount due to the Lenders from the Borrowers pursuant to the Loans is $40,054,342.00, including a principal balance of $2,929,342.00, in respect of the Revolver, a principal balance of $26,400,000.00 on the US Term Loan, and a principal balance of $10,725,000.00 on the Canadian Term Loan. As of May 26, 2020, the total amount due to the Lenders from the Borrowers in connection with the Loans is a principal amount not less than $40,054,342.00, plus interest, default interest, other existing and continuing amounts now due and hereafter arising pursuant to the Loan Documents and this Amendment including, without limitation, attorneys’ fees and expenses, and other bank charges, fees and costs (collectively, all of such stated, unstated, current and future amounts, and further including the definition of Obligations as contained in the Credit Agreement, the “Obligations”).
F.The Borrowers have requested that the Administrative Agent and Lenders extend the applicable forbearance period and continue to forbear from exercising remedies as a result of the Existing Defaults and any Specified Potential Defaults. The Administrative Agent and Lenders are willing to forbear for certain additional time in connection with the Loans on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, Guarantors, the Administrative Agent and the Lenders hereby agree as follows:
1.Acknowledgments. The parties hereby make the following acknowledgments:
(a)The Borrowers, Guarantors, the Administrative Agent and Lenders hereby acknowledge the accuracy of the foregoing recitals and such recitals among the parties are hereby adopted and made a part hereof;
(b)The Borrowers and the Administrative Agent and Lenders hereby acknowledge that (i) the Borrowers each executed the Loan Documents in the places where their names are noted therein, on the dates indicated therein; and (ii) the Borrowers are properly obligated under the Loan Documents and the terms of this Amendment and such obligations are not subject to any defenses, setoffs or counterclaims against the Administrative Agent and/or Lenders;
(c)The Guarantors and the Administrative Agent and Lenders hereby acknowledge that (i) the Guarantors executed and provided certain guaranties in connection with the Loans on the dates indicated therein; and (ii) the Guarantors are properly obligated under the applicable guaranties and such obligations are not subject to any defenses, setoffs or counterclaims against the Administrative Agent and/or Lenders;
(d)The Borrowers, Guarantors, the Administrative Agent and Lenders hereby acknowledge that the Administrative Agent’s security interests and liens in the Collateral are, to the best of their knowledge, properly perfected and that Administrative Agent has a first and best lien with respect to the Collateral pursuant to the Loan Documents, subject only to assessments and real property taxes with respect to the Domestic Real Property;
(e)The Borrowers and Guarantors acknowledge that the Administrative Agent has employed outside counsel for advice and other representation and has incurred and will continue to incur legal and/or other costs and expenses in connection with the Loans and recovery of the Obligations owed to the Lenders and that such costs and expenses constitute Obligations of the Borrowers secured by the Collateral pursuant to the Loan Documents;
(f)All of the provisions of the Loan Documents are ratified and confirmed and remain in full force and effect except to the extent modified by this Amendment. The Borrowers, Guarantors, Administrative Agent and Lenders hereby expressly intend that this Amendment shall not in any manner (i) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (ii) be deemed to evidence a novation of the outstanding balance of the Obligations; or (iii) replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens in favor of the Administrative Agent on the Collateral. Each Borrower and Guarantor ratifies and reaffirms any and all grants of Liens to the Administrative Agent for the benefit of the Lenders on the Collateral as security for the Obligations, and each Borrower and Guarantor acknowledges and confirms that the grant of the Liens to the Administrative Agent on the Collateral: (x) represents continuing Liens on all of the Collateral, and (y) secures all of the Obligations; and

(g)The Borrowers and Guarantors acknowledge that the Loans are in default and that the Administrative Agent and Lenders are not obligated to fund, or otherwise make disbursements or advances, pursuant to the Loans or Loan Documents.
2.Representations, Warranties and Covenants. The Borrowers and Guarantors hereby represent, warrant and covenant to the Administrative Agent and Lenders as follows:
(a)Except for the Existing Defaults, no default, violation or event of default under the Credit Agreement and other Loan Documents, and no event which, with the passage of time or giving of notice, or both, could constitute any such default, violation or event of default, has occurred and is continuing as of the Effective Date;
(b)After giving effect to this Amendment, and except for those matters constituting the Existing Defaults or a Specified Potential Defaults, (i) all of the representations and warranties of the Borrowers and Guarantors in the Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (ii) the execution and delivery by each Borrower and Guarantor of this Amendment and the performance by such Borrowers and Guarantors of the Credit Agreement and this Amendment do not require the consent of any Person (other than that which has been obtained) and do not contravene the terms of any of Borrowers’ or Guarantors’ organizational documents, or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or any of Borrower’s or Guarantor’s property is bound;
(c)After giving effect to this Amendment, no representation or warranty by the Borrowers contained in this Amendment or any document, agreement or instrument to be executed or delivered herewith contains any untrue statements of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in any material respect in light of the circumstances under which it was made;
(d)The execution, delivery and performance of this Amendment, and any document, agreement or instrument to be executed or delivered herewith, by the Borrowers or Guarantors will not result in the violation of any mortgage, security agreement, indenture, material contract, instrument, agreement, organizational document, judgment, decree, order, statute, rule or regulation to which the Borrowers or Guarantors are subject or by which any of the Borrowers’ or Guarantors’ respective properties and assets are bound;
(e)This Amendment has been, and all documents and instruments which may be executed by the Borrowers and Guarantors under the terms and conditions hereof shall be, duly and validly executed by the Borrowers and Guarantors, and shall constitute the legal, valid and binding obligations of the Borrowers and Guarantors, enforceable against the Borrowers and Guarantors in accordance with their respective terms;
(f)The Borrowers and Guarantors have obtained any necessary consents or approvals and have the individual or corporate power and authority to execute, deliver and carryout the terms and provisions of this Amendment and the transactions contemplated hereby and have taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment and the transactions contemplated hereby;
(g)The Loan Documents, except as, and solely to the extent that the same may be, modified by this Amendment, remain in full force and effect and remain the valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms;
(h)The Administrative Agent holds, to the best of Borrowers’ and Guarantors’ knowledge, perfected first priority liens and security interests in all of the Collateral, and each lien, security interest and encumbrance granted in favor of the Administrative Agent for the benefit of Lenders pursuant to the Loan Documents or this Amendment is valid, in full force and effect, has the priority required of it by the Loan Documents, this Amendment and such other related documents and secures the Obligations of the Borrowers and Guarantors;
(i)The Borrowers and Guarantors, as applicable, own and possess all right, title and interest in and to the Collateral, subject to the liens and security interests held by the Administrative Agent for the benefit of Lenders;
(j)Except for sales in the ordinary course of business, none of the Collateral which is subject to the Administrate Agent’s security interests has been sold, transferred, assigned, abandoned, exchanged or otherwise conveyed to any other person or entity;
(k)With respect to all material obligations, each Borrower and Guarantor has filed, on a timely basis, all tax returns and reports of any nature whatsoever which are required to be filed with any federal, state, local or foreign governmental authority or agency, and has paid in full all assessments received and all taxes of any nature whatsoever which have become due under applicable federal, state, local or foreign governmental law or regulations with respect to all periods prior to the execution and delivery of this Amendment, and there is no dispute or claim concerning tax liability of any Borrower or Guarantor claimed or, to the best of any Borrower’s or Guarantor’s knowledge, raised or threatened by any authority or agency and there exists no tax liens of any nature (except for statutory liens for real property taxes not yet due and payable);
(l)With respect to all material obligations, the Borrowers and Guarantors, as applicable, have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party;
(m)Except as otherwise specifically provided herein, the execution, delivery, performance, and effectiveness of this Amendment shall not operate nor be deemed to be or construed as a waiver (i) of any right, power or remedy of the Administrate Agent and Lenders under the Loan Documents, or (ii) of any term, provision, representation, warranty or covenant contained in the Loan Documents. Further, none of the provisions of this Amendment shall constitute, be deemed to be, or construed as, a waiver of any default, or event of default under any of the Loan Documents, whether occurring before or after the date hereof;
(n)The Loan Documents, and the obligations set forth therein, shall be subject to the terms of this Amendment and shall be further altered only to the extent a modification is reduced to a written agreement and signed by each party; and
(o)The Administrate Agent and Lenders are under no duty or obligation of any kind or nature to grant the Borrowers any additional period of forbearance beyond the Forbearance Period (hereafter defined).
The Borrowers and Guarantors hereby expressly acknowledge and confirm that the foregoing representations and warranties are being specifically relied upon by the Administrative Agent and Lenders as a material inducement to the Administrative Agent and Lenders to enter into this Amendment and to forbear from exercising certain rights and remedies with respect to the Existing Defaults and the Specified Potential Defaults. The foregoing representations and warranties shall survive the execution and delivery of this Amendment and the documents, agreements and instruments to be executed or delivered herewith.
3.Conditions Precedent to Effectiveness of Amendment. In addition to all other conditions and agreements set forth herein, this Amendment shall not be effective until it is fully executed and delivered and all of the following have occurred:

(a)The Administrative Agent and Lenders shall have received all required payments and deliveries from the Borrowers, Guarantors and others, pursuant to the Loan Documents through the Effective Date;
(b)The Borrowers shall have paid the Administrative Agent in immediately available funds, a forbearance fee in the amount of $225,000 (the “Forbearance Fee”), to be shared on a pro-rata basis among the Lenders based on their respective Commitment Percentage, which Forbearance Fee shall due upon the full execution of the Amendment on the Execution Date and shall be non-refundable and fully earned when paid.
(c)KeyBank shall have received certified resolutions or written consent resolutions from each of the Borrowers and Guarantors (through board of directors, shareholder or member consent and approval, as applicable) authorizing the execution of this Amendment and the transactions contemplated hereby, together with applicable good standing certificates or the equivalent, certified copies of organizational documents (in each case, if modified from those delivered in connection with the Existing Forbearance Agreement), and certificates of incumbency and ownership (in each case, if modified from those delivered in connection with the Existing Forbearance Agreement) for each of the Borrowers and Guarantors;
(d)The Borrowers shall have paid a portion of the legal fees and expenses of the Administrative Agent incurred in respect of this Amendment in the amount of $5,000, with all remaining unpaid and incurred amounts to be paid subsequently upon request by the Administrative Agent. The Borrowers shall remain liable for all fees, expenses and other obligations due pursuant to the Loan Documents; and
(e)The Borrowers and Guarantors shall have executed and delivered this Amendment to the Administrative Agent, together with any and all documents necessary to satisfy the terms and conditions of the Amendment.
4.Forbearance of Administrative Agent and Lenders/Required Payments. The Administrative Agent and Lenders shall forbear from the exercise of rights and remedies pursuant to the Loan Documents solely as to the Existing Defaults and the Specified Potential Defaults subject to the terms of this Amendment for the period from and after the Effective Date through September 30, 2020 (the “Forbearance Period”), solely in accordance with the following terms and subject to the following conditions:
(a)The Borrowers shall remain current on the payment and, except with respect to the Existing Defaults and the Specified Potential Defaults, the performance of all required obligations pursuant to the Loan Documents (as modified by this Amendment) and this Amendment from and after the Effective Date;
(b)The Borrowers shall satisfy the following requirements by the deadlines noted:
(i)    On or before July 15, 2020, the Borrowers shall have obtained an executed term sheet from involved parties and/or lenders (the "New Lenders") providing the basis for implementation of a new capital structure, including an executed term sheet with defined due diligence parameters consistent with a closing by the Refinancing Deadline (hereafter defined), and shall have provided copies of the applicable documentation to the Administrative Agent and Lenders;
(ii)    On or before September 30, 2020 (the “Refinancing Deadline”), the Borrowers shall have closed on a new capital structure, acceptable to the Administrative Agent and Lenders in their sole discretion (“Refinancing”) or otherwise satisfying the Obligations in full.
(c)Borrowers shall not make any Capital Distribution or any other Restricted Payment of any kind during the Forbearance Period.

(d)     The Borrowers shall maintain Liquidity (defined below) of not less than $5,000,000, to be measured twice monthly after the Effective Date, on every second and fourth Friday of each month during the Forbearance Period. For purposes of measuring Liquidity, the following shall apply: “Liquidity” on any date, means the sum of (i) the aggregate amount of cash and cash equivalents of the Borrowers and Guarantors held in accounts at the Administrative Agent as of such date plus (ii) availability pursuant to the Revolver (after taking into account the Availability Block, which shall not count towards liquidity).
(e)    The Borrowers shall not spend or invest more than $3,000,000 in total Consolidated Capital Expenditures on a year-to-date basis from January 1, 2020 through September 30, 2020 (the “Capital Expenditures Limitation”).
(f)    The Borrowers shall provide the Administrative Agent and Lenders with an updated, prospective 13-week cash flow forecast ("Cash Flow Projection") in form and content acceptable to the Administrative Agent, on a monthly basis commencing prior to, or within ten (10) days after, the Effective Date, and continuing approximately every thirty (30) days thereafter, with any more frequent Cash Flow Projection to be delivered to the Administrative Agent and the Lenders by the Borrowers as reasonably requested.
(g)    The Borrowers shall maintain minimum year-to-date earnings before income tax, depreciation and amortization (“YTD-EBITDA”) of not less than $5,000,000, measured upon delivery of Borrowers' July 2020 financial statements and also upon delivery of Borrowers' August 2020 financial statements, with YTD-EBITDA determined based on Consolidated EBITDA.
(h)    The Borrowers and Guarantors shall comply with all of the terms and conditions of the Existing Forbearance Agreement as amended by this Amendment and the other Loan Documents. (Other than express changes made by this Amendment, the terms, conditions, amendments and other provisions of the Existing Forbearance Agreement shall continue to apply in all respects.) Except as otherwise specifically provided in the Existing Forbearance Agreement as amended by this Amendment, the Borrowers and Guarantors shall comply with all of the terms and conditions of the Loan Documents. The Borrowers shall remain liable for (i) all fees, expenses and other payment obligations pursuant to the Loan Documents, and (ii) performance of further obligations pursuant to the Loan Documents except as modified by this Amendment.
(i)    If the Borrowers timely satisfy the conditions precedent set forth in Section 3 of this Agreement and make all required payments of the Loans through and after the Effective Date, and otherwise perform timely all obligations owing under the Loan Documents and this Amendment (including but not limited to payment in full of the Obligations upon the expiration of the Forbearance Period or entry into a Refinancing), without default, payment of all default interest accruing through and after the Effective Date shall be forgiven upon the expiration of the Forbearance Period (the “Expiration Date”) and the immediate, concurrent payment in full of the Loans and Obligations on the Expiration Date or the prior or concurrent entry into a Refinancing (please note that in the event of the occurrence of a default or an event of default subsequent to the Effective Date, or if payment of the Loans or the entry into a Refinancing is not made in full on or before the expiration of the Forbearance Period on the Expiration Date, default interest shall be assessed and the amount thereof accrued through and after the Effective Date shall be immediately due and payable and shall further accrue from and after the date of any further default or nonpayment); and
(j)    Reasonable attorneys’ fees and any other professional fees as well as all reasonable expenses, costs, charges and other fees incurred by counsel, other professionals, and the Administrative Agent and Lenders in connection with the Loans and the Loan Documents and the recovery of amounts owed from the Borrowers and other liable parties, shall be payable, jointly and severally, on demand, by the Borrowers and Guarantors to the Administrative Agent.

5.    Changes to Loan Documents. Upon satisfaction of the conditions precedent hereto and full execution hereof, the Borrowers, Guarantors, the Administrative Agent and Lenders agree that the Loan Documents shall be modified and amended as of the Effective Date as follows:
(a)    The definition of “Daily LIBOR Rate” in Section 1.1 of the Credit Agreement is hereby amended to delete the last sentenced thereof and to insert in place thereof the following:
"Notwithstanding the foregoing, if at any time the Daily LIBOR Rate as determined above is less than one, it shall be deemed to be one for all purposes of this Agreement.
(b)    The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended to replace the December 31, 2019 date in the first paragraph in part (b) with “March 31, 2020” and to replace the March 13, 2020 date referenced twice in the second paragraph in part (b) with “May 29, 2020”, and to delete the chart following the first paragraph in part (b) of the definition and to insert in place thereof the following:

Leverage Ratio	Applicable Basis Points for Eurodollar Loans and Daily LIBOR Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 4.75 to 1.00	700.00	475.00
Greater than or equal to 4.25 to 1.00 but less than 4.75 to 1.00	700.00	475.00
Greater than or equal to 3.75 to 1.00 but less than 4.25 to 1.00	700.00	475.00
Greater than or equal to 3.25 to 1.00 but less than 3.75 to 1.00	700.00	475.00
Greater than or equal to 2.75 to 1.00 but less than 3.25 to 1.00	700.00	475.00
Greater than or equal 1.75 to 1.00 but less than 2.75 to 1.00	700.00	475.00
Less than 1.75 to 1.00	700.00	475.00

(c)    Section 2.5A is hereby added to the Credit Agreement as follows:
Section 2.5A LIBOR Changes
(a)    LIBOR Notification
(i)    The interest rate on Eurodollar Loans and Daily LIBOR Loans is determined by reference to the London interbank offered rate (“LIBO Rate”). The LIBO Rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans and Daily LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.5A(b) of this

Agreement, such Section 2.5A(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.5A(b), in advance of any change to the reference rate upon which the interest rate on LIBOR Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or "Daily LIBOR Rate" or "Eurodollar Rate" or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.5A(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
(b)    Effect of Benchmark Transition Event
(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) upon the determination of the Administrative Agent (which shall be conclusive absent manifest error) or upon the written notice provided by the Required Lenders to the Administrative Agent that a Benchmark Transition Event has occurred or (ii) upon the occurrence of an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR (as applicable to determine the Daily LIBOR Rate and Eurodollar Rate) with a Benchmark Replacement, by a written document executed by the Borrowers and the Administrative Agent, subject to the requirements of this Section titled “Effect of Benchmark Transition Event.” Notwithstanding the requirements of Section 11.3 or anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Administrative Agent, the Borrowers and the Lenders at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders, and any such amendment with respect to an Early Opt-in Election will become effective and binding upon the Administrative Agent, the Borrowers and the Lenders on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.
(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement

Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event” and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.
(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the components of ABR based upon LIBOR will not be used in any determination of ABR.
(v) Certain Defined Terms. As used in this Section 2.5A(b):
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than one, the Benchmark Replacement will be deemed to be one for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
(1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR or a Relevant Governmental Body announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark

Replacement has replaced LIBOR for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”
“Early Opt-in Election” means the occurrence of:
(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrowers and the Lenders.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
(d)     any and all of the Loan Documents are deemed amended and modified as further necessary to effect the terms and conditions of this Amendment.
6.    Termination of Forbearance/Default.
(a)    The Lender shall forbear from the exercise of its rights and remedies (in accordance with the provisions of Section 4 hereof) until the earlier of the expiration of the Forbearance Period (as of October 1, 2020, the Administrative Agent and Lenders may pursue all available rights and remedies) or the occurrence of any of the following:
(i)any default or event of default (other than the Specified Potential Defaults) arising under any of the Loan Documents after the date hereof (without additional notice or cure periods);
(ii)default in performance by the Borrowers under any provisions of this Amendment (without notice or cure periods);
(iii)any default in making any payment due to the Administrative Agent or Lenders or taxing authorities (without notice or cure periods) under this Amendment or the Loan Documents;
(iv)any warranty, representation, statement, report, financial statement or certificate, made or furnished to the Administrative Agent and Lenders by or on behalf of the

Borrowers or Guarantors proves to have been false or knowingly inaccurate in any material respect when made or furnished;
(v)any default (other than the Specified Potential Defaults) in any other non-payment or non-performance obligation due hereunder after written notice from the Administrative Agent to the Borrowers or Guarantors, and the expiration of ten (10) days following the date of mailing of such notice without the Borrowers or Guarantors having effected a cure thereof; or
(vi)if the Administrative Agent or Lenders, in their sole discretion, determine that a material adverse change has occurred after the Effective Date in the financial condition, operations or business of any Borrowers or the value of the Collateral.
(b)    Upon the expiration of the Forbearance Period or the termination of the Forbearance Period and the applicable forbearance of the Administrative Agent and Lenders resulting from an occurrence set forth in Section 6(a) above, the Administrative Agent and Lenders may exercise all or any one of the rights, powers, privileges and other remedies available to the Administrative Agent and/or Lenders against the Borrowers, Guarantors and/or the Collateral under the Loan Documents and this Amendment or at law or in equity at any time and from time to time thereafter whether or not the Administrative Agent and/or Lenders shall have commenced any collection action, foreclosure proceeding or other litigation for enforcement of its or their rights and remedies under the Loan Documents with respect to the Collateral and the Borrowers. The parties hereto agree that in the event of an occurrence set forth in Section 6(a) above, this Amendment does not, in any manner, limit any rights which the Administrative Agent and Lenders had, or now have, to institute legal proceedings or take any other action against all or any of the Borrowers, Guarantors, and/or Collateral for the purpose of collecting the Obligations and any additional obligations owed to the Lenders.
7.    Continued Effectiveness of Existing Forbearance Agreement. Except to the extent modified by, or inconsistent with, the terms this Amendment, the terms and conditions of the Existing Forbearance Agreement and the amendments to the Loan Documents contained therein shall remain in full force and effect and are hereby incorporated herein, and the Borrowers and Guarantors hereby make and reaffirm all of the representations, warranties, covenants, agreements and statements contained therein as of the Effective Date as if fully restated herein.
8.    Release. EACH OF THE BORROWERS AND GUARANTORS hereby representS and warrantS to the ADMINISTRATIVE AGENT AND LenderS, and agreeS with the ADMINISTRATIVE AGENT AND LenderS, that IT HAS no claim or offset against, or defense or counterclaim to, any of the Obligations to the ADMINISTRATIVE AGENT AND LenderS and, in consideration of this Amendment, EACH OF THE BORROWERS AND GUARANTORS, on their own behalf of and on behalf of their partners, affiliates, subsidiaries, officers, directors, SHAREHOLDERS, agents, successors, predecessors, MEMBERS, attorneys, heirs and assigns (collectively for the purposes of this Section 8, the “Releasors”), doES hereby release, cancel, forgive and forever discharge the ADMINISTRATIVE AGENT AND LenderS, each of THEIR predecessors, parent corporations, holding companies, subsidiaries, affiliates, divisions, successors and assigns, and all officers, directors, employees, representatives, attorneys, agents, MEMBERS, and shareholders thereof (collectively for the purposes of this Section 8, the “Released Parties”), from any and all actions, CAUSES OF ACTION, JUDGMENTS, DEBTS, claims, demands, damages, losses, EXPENSES, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR NOT, DIRECT OR INDIRECT, AT LAW OR IN EQUITY, arising out of or by reason of or related to the Obligations, the loans, THE COLLATERAL, and/or the Loan Documents (INCLUDING, without limitation, the EXISTING forbearance agreement AS AMENDED BY THIS aMENDMENT IN ALL REFERENCES THERETO) and further including, but not limited to, those matters related to the obligations, the loans and/or the loan documents, WHICH PERTAIN TO ANY MATTER OR

THINGS DONE, OMITTED, OR SUFFERED TO BE DONE BY ANY OF THE RELEASED PARTIES, OR which have arisen, or may have arisen, or shall HEREAFTER arise by reason of any matter, cause or thing whatsoever, from the first day of the world, to and including the LATER OF THE EXECUTION Date OR THE EFFECTIVE DATE, and each of the Releasors does specifically waive any claim or right to assert any cause of action or alleged cause of action or claim or demand against the Released Parties which has, through oversight or error, intentionally or unintentionally, or through a mutual mistake, been omitted from this Amendment, but is related to the subject matter hereof. The Borrowers and Guarantors hereby confirm that they have all right, power and authority to grant the releases to the Released Parties as provided in this Section 8, and that the Borrowers and Guarantors have not transferred, assigned or conveyed any right, title or interest to the matters subject to release hereby to any other person. The Administrative Agent and Lenders would not agree to enter into this Amendment but for the provisions set forth in this Section 8. The Borrowers and Guarantors confirm that they have agreed to the provisions of this Section 8 of their own volition, with full knowledge of the extent and effect of the various releases and waivers granted by this Section and of the importance to the Administrative Agent and Lenders of these waivers and releases and after having had the opportunity to discuss this matter with counsel of their choice. The foregoing release shall be effective immediately upon execution of this Amendment and shall remain in full force and effect notwithstanding the unfullfillment of the conditions precedent contained in Section 3 or other conditions contained elsewhere in this Amendment or the later termination of this Amendment for any reason.
9.    Confirmation and Waiver of Guarantors. Guarantors, as guarantors, by executing this Amendment, hereby assent to the terms and conditions of this Amendment and ratify and reaffirm the terms and conditions of the guaranties included among the Loan Documents, which guaranties shall remain in full force and effect. Guarantors hereby waive any and all defenses to the obligations under the guaranties based upon or arising out of (i) any modifications to the Loans and the Loan Documents as provided herein, (ii) the taking of any additional security for repayment of the Obligations, and (iii) any act or omission of the Administrative Agent or Lenders or agents thereof occurring prior to and including the later of the Execution Date or the Effective Date. Notwithstanding any language contained in the guaranties or other applicable documentation, Guarantors, as guarantors, to the extent permitted by law, each waive any claim or other right which such Guarantor might now have or hereafter may acquire against any of the Administrative Agent, Lenders, Borrowers, co-guarantors, or any other obligor of the Obligations, which arises from the existence or performance of each Guarantor’s liability or other obligations under the guaranties and any other guaranties which any of the Guarantors has executed in favor of the Administrative Agent and Lenders, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Administrative Agent and Lenders against any of the Borrowers or any of the Collateral, whether or not such claim, remedy, or right arises in equity, or under contract, statute, or common law.
10.    Additional Funding/Forbearance Period. The Lenders shall make ongoing funding to the Borrowers pursuant to the Loan Documents as modified by the terms of this Amendment and on no other basis. The Lenders are under no duty or obligation of any kind or nature to grant the Borrowers any additional period of forbearance beyond the Forbearance Period.
11.    Hold Harmless/Indemnification. In addition to any other obligations of indemnification under the Loan Documents, the Borrowers and Guarantors hereby assume responsibility and liability for, and hereby agree to hold harmless and indemnify the Administrative Agent and Lenders from and against, any and all, by way of example but without limitation, liabilities, demands, obligations, injuries, costs, damages (direct, indirect or consequential), awards, loss of interest, principal or any portion of the Collateral or Obligations, charges, expenses, payments of money and attorneys’ fees, incurred or suffered, directly or indirectly, by the Administrative Agent and/or Lenders and/or asserted against the Administrative Agent and/or Lenders, by any person or entity whatsoever, including the Borrowers and Guarantors, without limitation, arising out of or related to the Loans, Loan Documents, this Amendment or any document executed in connection herewith, or the relationship between or among the parties hereto, or the exercise of any right or remedy for which the Lenders may be liable, for any reason whatsoever except for the Administrative Agent’s or the Lenders’ own acts of gross negligence or willful misconduct. The foregoing hold harmless and indemnification obligations shall be effective immediately upon execution of this Amendment and shall remain in full force and effect notwithstanding the unfullfillment of the conditions precedent contained in Section 3 or other conditions contained elsewhere in this Amendment or the later termination of this Amendment for any reason.
12.    Lenders Costs/Attorneys’ Fees. After taking into account the separate provisions hereof addressing payment of certain legal fees and legal expenses of the Administrative Agent and Lenders and other expenses of the Administrative Agent and Lenders, the Borrowers and Guarantors shall otherwise reimburse the Administrative Agent and Lenders promptly upon demand for all costs and expenses, expended or incurred by the Administrative Agent or Lenders in connection with: (a) the Existing Defaults, (b) the negotiation and preparation or enforcement of this Amendment and the Loan Documents, including without limitation, during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Administrative Agent’s or Lenders’ rights, remedies and obligations under this Amendment or any of the Loan Documents, whether or not any form of legal proceeding has commenced, (c) collecting any sum which becomes due to the Administrative Agent or Lenders under this Amendment or any of the Loan Documents, (d) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, (e) the protection, preservation or enforcement of any rights or remedies of the Administrative Agent or Lenders, whether or not any form of legal proceeding is commenced, (f) any action necessary to defend, protect, assert, or preserve any of the Administrative Agent’s or Lenders’ rights or remedies as a result of or related to any case or proceeding under Chapter 11 of the United States Code, as amended, or any similar law of any jurisdiction, and (g) all other matters as provided pursuant to the terms and conditions of the Loan Documents. All of such costs and expenses shall bear interest from the time of demand at the highest rate then in effect under the Loan Documents or this Amendment, and shall be considered part of the Obligations, as that term is defined in this Amendment.
13.    Expenses. The Borrowers and Guarantors shall be responsible for their own expenses, as well as those of the Administrative Agent and Lenders, related to this Amendment.
14.    Voluntary Amendment. In the negotiations leading up to this Amendment, the Borrowers and Guarantors have had sufficient time to consider all terms of this Amendment and the alternatives hereto, during which time they have had the benefit of, or opportunity to consult with, counsel, and each is fully prepared and willing to sign this Amendment and be legally bound thereby. The Borrowers and Guarantors freely and thoroughly considered all options, and enter into this Amendment knowingly and voluntarily. The Borrowers and Guarantors acknowledge that they have not signed this Amendment under duress or coercion, and that other alternatives exist which they have considered and rejected. Each party has had equal opportunity to negotiate the terms of this Amendment, and counsel for the Administrative Agent has prepared the draft merely for the convenience of the parties. The identity of the party preparing this Amendment shall have no effect on the interpretation hereof.
15.    Effect and Construction of Amendment. Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Amendment shall not be construed to: (a) impair the validity, perfection or priority of any lien or security interest securing the Obligations, (b) waive or impair any rights, powers or remedies of the Administrate Agent and Lenders under the Loan Documents upon termination of the Forbearance Period, (c) constitute an agreement by the Administrative Agent and Lenders or require the Administrative Agent and Lenders to extend the Forbearance Period, or grant additional forbearance periods, or extend the time for payment of any of the Obligations, or (d) make any loans or other extensions of credit to the Borrowers after termination of the Forbearance Period.

The execution of this Amendment shall not constitute a novation of any of the Loan Documents or of the Obligations or any other indebtedness owing to the Lenders. In the event of any inconsistency between the terms of this Amendment and the Forbearance Amendment or any other Loan Documents, this Amendment shall govern. The Borrowers and Guarantors acknowledge that they have consulted with counsel and with such other experts and advisors as they have deemed necessary in connection with the negotiation, execution, and delivery of this Amendment. This Amendment shall be construed without regard to any presumption or rule requiring that the Amendment be construed against the party causing this Amendment or any part hereof to be drafted.
16.    No Third Party Beneficiaries. Except as otherwise specifically provided herein, this Amendment is not intended to benefit any third parties including, without limitation, such parties that may have claims against the Borrowers and Guarantors.
17.    Waiver of Right to Jury Trial. THE BORROWERS, GUARANTORS, ADMINISTRATIVE AGENT AND LENDERS HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE LENDER AND ANY OTHER PARTY HERETO ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN OR AMONG THE ADMINISTRATIVE AGENT AND LENDERS AND ANY OR ALL OF THE BORROWERS AND/OR GUARANTORS IN CONNECTION WITH THE EXISTING FORBEARANCE AGREEMENT AS AMENDED BY THIS AMENDMENT, THE OBLIGATIONS, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE ADMINISTRATIVE AGENT AND LENDERS TO ENTER INTO THIS AMENDMENT.
18.    Entire Amendment. This Amendment, and any agreements, documents and instruments executed and delivered pursuant hereto or in connection herewith, or incorporated herein by reference (including but not limited to the Existing Forbearance Agreement and the other Loan Documents), constitutes the entire agreement among the parties pertaining to the subject matter hereof and, except as otherwise provided herein, supersedes all prior contemporaneous agreements, understandings, negotiations, and discussions whether oral or written.
19.    Assignment. With respect to the obligations of the Borrowers and Guarantors hereunder, this Amendment is personal, being entered into in reliance upon and in consideration of the singular personal skill and qualifications of the Borrowers and Guarantors, and the trust and confidentiality reposed in the Borrowers and Guarantors by the Administrative Agent and Lenders. The Borrowers and Guarantors shall not assign their rights, or delegate any of their duties hereunder without the express written consent of the Administrative Agent. The Administrative Agent and/or Lenders shall have the right to assign this Amendment to a related entity or affiliate, or to a successor in interest in connection with a merger, sale of the Loans or any portion thereof, or the like.
20.    Amendments. This Amendment may not be amended or modified except by written instrument executed by the parties.
21.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes, but all of which shall constitute one and the same instrument.
22.    Severability. All clauses of this Amendment are distinct and severable and if any clause shall be held to be invalid or illegal, that shall not affect the validity or legality of the remainder of the Amendment. The parties hereto further agree that any such unenforceable clause shall be deemed modified so that it shall be enforced to the greatest extent permissible under law. Except as otherwise specifically provided herein, all obligations, liabilities and responsibilities of the Borrowers and Guarantors shall survive the consummation of the transactions set forth herein.
23.    Further Assurances. The parties each covenant and agree to execute and deliver to the other parties all such further instruments, agreements and other writings as any party may reasonably request of such other parties to effectuate the purpose of this Amendment or to confirm the availability of the Collateral to secure the Obligations. This Amendment is not intended to, nor will it, establish any course of dealing between the Borrowers or Guarantors and the Administrative Agent and Lenders that is inconsistent with the express terms of the Loan Documents, and the Borrowers and Guarantors hereby certify and agree to be bound by this Amendment and the Loan Documents and any document executed in connection therewith. Each of the Borrowers and Guarantors, to the extent necessary and not already done so, hereby grants a new security interest to the Administrative Agent for the benefit of Lenders in all of the Borrowers’ and Guarantors’ respective Collateral to secure all of the Obligations and continuing obligations under the Loan Documents and this Amendment. The Borrowers or Guarantors agree to execute and deliver to the Administrative Agent and Lenders such other and further documents and instruments as the Administrative Agent and Lenders may from time to time reasonably request to implement the provisions of this Amendment and to perfect and protect the liens and security interests created by the Loan Documents, the Existing Forbearance Agreement as amended by this Amendment or any other applicable agreement.
24.    Enforceability. Each of the parties hereto represents and declares that the person executing this Amendment on behalf of such party is duly empowered and authorized to do so and that this Amendment is a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
25.    Governing Law. This Amendment is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Ohio.
26.    Successor and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
27.    Survival. Any provision of this Amendment which imposes an obligation following the termination or expiration hereof shall survive such termination or expiration and shall continue to be binding upon the parties hereto.
28.    Headings. Paragraph and section headings are not to be considered part of this Amendment; they are included solely for convenience and are not intended to be full or accurate descriptions of the contents herein.
29.    Waiver. No waiver by the Administrative Agent or Lenders of any breach of this Amendment shall be a waiver of any proceeding or succeeding breach. No waiver by the Administrative Agent or Lenders of any right under this Amendment shall be construed as a waiver of any other right. The Administrative Agent and Lenders shall not be required to give notice to enforce strict adherence to all terms of this Amendment and the Loan Documents. Other than expressly provided in this Amendment, nothing contained in this Amendment shall be construed to restrict the exercise of any of the rights or remedies granted to the Administrative Agent and Lenders under the Loan Documents. No failure by the Administrative Agent or Lenders to exercise any rights under the Loan Documents or this Amendment shall be construed as a waiver of the right to exercise the same or any other right at any time or from time to time hereafter.
30.    True and Complete Statements. The Borrowers and Guarantors represent and warrant that all of the statements contained in the Existing Forbearance Agreement as amended by this Amendment, the other Loan Documents and in any other documents previously, concurrently, or hereafter delivered by the Borrowers and Guarantors to the Administrative Agent and Lenders are and shall be true, complete, and correct in all material respects and that the Borrowers and Guarantors have not omitted any facts which are necessary to keep the statements made or delivered by the Borrowers and Guarantors from being misleading in any material respect.
31.    Time is of the Essence. TIME IS OF THE ESSENCE FOR ALL PURPOSES OF THIS AMENDMENT INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO REQUIRED PAYMENTS AND THE SATISFACTION OF CONDITIONS ON THE DATES SET FORTH HEREIN AND IN THE LOAN DOCUMENTS.

[Signature Page Follows]

JURY TRIAL WAIVER. THE BORROWERS, THE ADMINISTRATIVE AGENT, THE GUARANTORS, AND THE LENDERS, TO THE EXTENT PERMITTED BY LAW, EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINSTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.
IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date on the dates indicated adjacent to their respective signatures below.

CORE MOLDING TECHNOLGIES, INC.
as a Borrower and as a Guarantor

By: /s/ John P. Zimmer____________________
      John P. Zimmer
      Vice President, Secretary, Treasurer
      and Chief Financial Officer

Date signed: May 29, 2020

HORIZON PLASTICS INTERNATIONAL, INC.
as a Borrower

By: /s/ John P. Zimmer____________________
      John P. Zimmer
      Chief Financial Officer

Date signed: May 29, 2020

CORE COMPOSITES CORPORATION
CORE AUTOMOTIVE TECHNOLOGIES LLC
CORE COMPOSITES CINCINNATI, LLC
each as a Guarantor

By: /s/ John P. Zimmer____________________
      John P. Zimmer
      Vice President, Secretary, Treasurer
      and Chief Financial Officer

Date signed: May 29, 2020

THE HUNTINGTON NATIONAL BANK
as a Lender

By: /s/ Lance R. Rapp_______________
Name: Lance R. Rapp_______________
Title: Senior Vice President___________

Date signed: May 29, 2020

THE TORONOTO-DOMINION BANK
as a Lender

By: /s/ Jeffrey Swan________________
Name: Jeffrey Swan________________
Title: Director_____________________

Date signed: May 29, 2020

KEYBANK NATIONAL ASSOCIATION
as the Administrative Agent and as a Lender

By: _/s/ Scott Saber___________________
      Scott Saber
      Senior Vice President

Date signed: May 29, 2020